Exhibit g.2

                   Custody Services
         Annual Fee Schedule - Domestic Funds

                                                       Exhibit A

       Separate Series of Frontegra Funds, Inc.

        Name of Series                          Date Added

       Frontegra Total Return Bond Fund        September 1, 1999
       Frontegra Opportunity Fund              September 1, 1999
       Frontegra Growth Fund                   September 1, 1999
       Frontegra Emerging Growth Fund          December 31, 1999
       Frontegra Investment Grade Bond Fund     January 31, 2001


Annual fee based upon the Company's total market value
          1 basis point on the first $100 million
          0.75 basis points on the next $100 million
          0.50 basis points on balance

Investment  transactions  (purchase,  sale,   exchange,
tender, redemption, maturity, receipt, delivery):
          $12.00 per book entry security (depository or Federal Reserve system) $25.00 per definitive security (physical)
          $25.00 per mutual fund trade
          $75.00 per Euroclear
          $ 8.00 per principal reduction on pass-through certificates
          $ 6.00 per short sale/liability transaction
          $35.00 per option/futures contract
          $15.00 per variation margin
          $15.00 per Fed wire deposit or withdrawal

Variable Amount Demand Notes: Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates. Our charge, which is 1/4 of 1%, is deducted from the variable amount note income at the time it is credited to your account.

Plus out-of-pocket expenses, and extraordinary expenses
based  upon  complexity.   Foreign  securities  custody
services quoted separately.

Fees and out-of-pocket expenses are billed to the Fund monthly, based upon market value at the beginning of the month.